EXHIBIT 99.1

CITIZENS HOLDING COMPANY ANNUAL EARNINGS UP 5.6%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 25, 2006—Citizens Holding Company (the “Company”, Amex:CIZ) announced today results of operations for the three and twelve months ended December 31, 2005.

Net income for the three months ended December 31, 2005 decreased to $2.087 million, or $.42 per share-basic and $.41 per share-diluted, from $2.132 million, or $.43 per share-basic and $.42 per share-diluted for the same quarter in 2004. Net interest income for the fourth quarter of 2005, after the provision for loan losses for the quarter, was approximately 4.2% lower than in the fourth quarter of 2004 as a result of a decrease in the net interest margin to 4.40% in the fourth quarter of 2005 from 4.77% in the same period in 2004. The decrease in the net interest margin and the corresponding decline in net interest income primarily resulted from the increased rates paid on certificates of deposit in 2005. The provision for loan losses decreased to $38 thousand in the fourth quarter of 2005 compared to $45 thousand in the same period of 2004. The decrease in the provision was the result of an improvement in the credit quality of the loan portfolio during the fourth quarter of 2005. Non-interest income decreased in the fourth quarter of 2005 by approximately $133 thousand compared to the corresponding period in 2004 due mainly to a decrease in service charges and fees collected and income from unconsolidated subsidiaries. Non-interest expenses decreased $211 thousand compared to the same period in 2004 even though salaries and benefits increased $327 thousand. The decrease was due in large part to the reduction in the professional fees related to the implementation of Sarbanes Oxley Section 404 testing and documentation along with a reduction of expenses related to operations of fixed assets.

Net income for the twelve months ended December 31, 2005 increased 5.6% to $7.966 million, or $1.59 per share-basic and $1.57 per share-diluted, from the $7.546 million, $1.51 per share-basic and $1.49 per share-diluted for the same period in 2004. Net interest income for the twelve month period ended December 31, 2005, increased 3.5% to $22.112 million from $21.368 million in the same period in 2004 while the net interest margin remained the same at 4.61% in 2005 from 2004. The provision for possible loan losses for the twelve months ended December 31, 2005 was $1.084 million compared to the $1.067 million for the same period in 2004. Non-interest income in 2005 increased $162 thousand over 2004 non-interest income due to an increase in service charges and other fees received. Non-interest expense increased $803 thousand in the twelve month period ended December 31, 2005 when compared to the same period in 2004 due mainly to a $916 thousand increase in salaries and benefits paid.

Total assets as of December 31, 2005 increased $20.470 million, or 3.5%, when compared to December 31, 2004. Deposits decreased $652 thousand, or .1%. Loans, net of unearned income during this period grew $9.937 million, or 2.7%. The Company was able to utilize borrowings from the Federal Home Loan Bank to offset the decline in deposits and fund the increase in loans. Non-performing assets increased $1.379 million at December 31, 2005 compared to December 31, 2004 because of an increase in loans that were placed on nonaccrual status. Loans placed on nonaccrual status in 2005 include one loan in the amount of $2.269 million that was attributable to one customer that was in bankruptcy at December 31, 2005. Subsequent to December 31, 2005, this customer was discharged from bankruptcy proceedings.

During 2005, the Company paid dividends totaling $0.65 per share. This represents an increase of 8.3% over the same period in 2004.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004

Interest income and fees	$8,506	$7,871	$33,043	$29,972
Interest expense	2,883	1,998	9,847	7,537

Net interest income	5,623	5,873	23,196	22,435

Provision for loan losses	38	45	1,084	1,067

Net interest income after provision for loan losses	5,585	5,828	22,112	21,368

Non-interest income	1,285	1,418	5,737	5,575
Non-interest expense	4,191	4,402	17,517	16,714

Income before income taxes	2,679	2,844	10,332	10,229
Income tax expense	592	712	2,366	2,683

Net income	$2,087	$2,132	$7,966	$7,546

Earnings per share—basic	$0.42	$0.43	$1.59	$1.51

Earnings per share—diluted	$0.41	$0.42	$1.57	$1.49

Average shares outstanding-basic	5,009,278	5,000,278	5,006,493	4,992,792

Average shares outstanding-diluted	5,070,626	5,055,112	5,066,125	5,056,637

	As of December 31, 2005	As of December 31, 2004
Balance Sheet Data:
Total assets	$607,709	$587,239
Total earning assets	535,321	525,155
Loans, net of unearned income	379,526	369,589
Allowance for loan losses	4,562	4,721
Total deposits	473,812	474,464
Long-term borrowings	60,049	46,119
Shareholders’ equity	63,774	60,191
Book value per share	$12.73	$12.04
Dividends paid per share (a)	$0.65	$0.60

Average Balance Sheet Data:
Total assets	$591,872	$565,892
Total earning assets	528,562	506,898
Loans, net of unearned income	371,925	364,922
Total deposits	464,629	457,510
Long-term borrowings	54,823	41,607
Shareholders’ equity	63,068	58,750

Non-performing assets:
Non-accrual loans	4,347	3,163
Loans 90+ days past due	911	904
Other real estate owned	2,975	2,787

Net charge-offs as a percentage of average net loans (a)	0.33%	0.40%

Performance Ratios:
Return on average assets (a)	1.35%	1.33%
Return on average equity (a)	12.63%	12.84%

Net interest margin (tax equivalent) (a)	4.61%	4.61%

(a)	For the year ended December 31, 2005 and for the year ended December 31, 2004, as applicable.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com